Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-104242) and Form S-8 (Nos. 2-56437, 2-91285, 33-20932, 33-30229, 33-91758, 33-27339, 333-41398, 333-88518, 333-57658, 333-112869 and 333-115333) of Barnes Group Inc. of our reports dated February 25, 2005, except for Notes 3 and 18, as to which the date is July 22, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of Barnes Group Inc. dated July 25, 2005.

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Hartford, Connecticut
July 25, 2005